Shareholder meeting (unaudited)

The Fund held its Annual Meeting of Shareholders on January 22, 2010. The following action was taken by the shareholders:

Proposal: Election of four (4) Trustees to serve for a three-year term ending at the Annual Meeting of Shareholders in 2013. The votes cast with respect to each Trustee are set forth below.

                                             TOTAL VOTES                      TOTAL VOTES WITHHELD

                                             FOR THE NOMINEE             FROM THE NOMINEE

James R. Boyle                      23,349,491                              666,461

Deborah C. Jackson              23,326,340                              689,612

Patti McGill Peterson             23,274,933                              741,019

Steven R. Pruchansky            23,319,495                              696,457

The following seven Trustees of the Fund were not up for election and remain in office: James F. Carlin, William H. Cunningham, Charles L. Ladner, Stanley Martin, John A. Moore, Gregory A. Russo, and John G. Vrysen.